September 12, 2013

U.S. Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

RE:	Cardinal Energy Group, Inc.

File No.: 000-53923

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on September 12, 2013 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas